Exhibit 5.1
[Opinion of Jeremy W. Colbert, Executive Vice President, General Counsel and Corporate Secretary of the Company]
May 5, 2026
Central Bancompany, Inc.
238 Madison Street
Jefferson City, MO 65101
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,200,000 shares (the “Securities”) of Class A common stock, par value $0.01 per share, of Central Bancompany, Inc., a Missouri corporation (the “Company”), issuable under the Central Bancompany Inc.’s 2026 Employee Stock Purchase Plan (the “2026 ESPP”), I, as Executive Vice President, General Counsel and Corporate Secretary of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s Second Amended and Restated Articles of Incorporation and the 2026 ESPP, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the 2026 ESPP, the Securities will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Missouri and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jeremy W. Colbert
Name: Jeremy W. Colbert
Title: EVP, General Counsel & Corporate Secretary